SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

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                             DUKE ENERGY CORPORATION
                (Name of Registrant as Specified in its Charter)


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
                                                              [DUKE ENERGY LOGO]




                                      Proxy
                                    Statement



                                  and notice of
                            2000 Annual Meeting

[DUKE ENERGY LOGO]
                                                         526 SOUTH CHURCH STREET
                                                        CHARLOTTE, NC 28202-1802


March 13, 2000

Dear Shareholder:

I am pleased to invite you to our annual meeting to be held on April 20, 2000. We are holding the meeting again this year at the O.J. Miller Auditorium in our Charlotte headquarters building. You will hear about our 1999 performance and our goals for 2000 and will have the opportunity to ask questions. Enclosed with this proxy statement are your proxy card and voting instructions and the 1999 annual report.

You will notice that we have used a more "plain English" style and format in this year's proxy statement. We hope you will like the new format and find the materials easier to read.

For your convenience, we are now offering you the chance to cast your vote by telephone or online via the Internet. Whether you choose to vote by proxy card, telephone or computer, it would help if you would vote as soon as possible.

I look forward to seeing you at the annual meeting.

Sincerely,



R.B. PRIORY
Chairman of the Board, President
and Chief Executive Officer

[DUKE ENERGY LOGO]
                                                         526 South Church Street
                                                        Charlotte, NC 28202-1802


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 20, 2000

March 13, 2000

We will hold the annual meeting of shareholders of Duke Energy Corporation on Thursday, April 20, 2000, at 10:00 a.m. at the O.J. Miller Auditorium in the Energy Center at 526 South Church Street in Charlotte, North Carolina.

The purpose of the annual meeting is to consider and take action on the following:

         1. Election of five nominees as Class III directors.
         2. Ratification of Deloitte & Touche LLP as Duke Energy's independent auditors for 2000.
         3. Approval of the Duke Energy 2000 Policy Committee Short-Term Incentive Plan.
         4. A shareholder proposal relating to the use of mixed oxide fuel in nuclear reactors, if properly presented at the annual meeting.
         5. A shareholder proposal relating to limits on outside board positions for directors, if properly presented at the annual meeting.
         6. Any other business that properly comes before the annual meeting.

Shareholders of record as of February 29, 2000, can vote at the annual meeting. This proxy statement, proxy card and voting instructions, along with our 1999 annual report to shareholders, are being distributed on or about March 13, 2000.

YOUR VOTE IS VERY IMPORTANT. IF VOTING BY MAIL, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE, AND ALLOW SUFFICIENT TIME FOR THE POSTAL SERVICE TO DELIVER YOUR PROXY BEFORE THE MEETING. IF VOTING BY TELEPHONE OR ON THE INTERNET, PLEASE FOLLOW THE INSTRUCTIONS ON YOUR PROXY CARD.

By order of the Board of Directors


Richard W. Blackburn
Executive Vice President,
General Counsel and Secretary

                                TABLE OF CONTENTS


Commonly Asked Questions and Answers About the Annual Meeting

Proposals to be Voted Upon

         Proposal 1:  Election of Directors

         Proposal 2:  Ratification of Deloitte & Touche LLP as
                      Duke Energy's Independent Auditors for 2000

         Proposal 3:  Approval of the Duke Energy 2000 Policy Committee
                      Short-Term Incentive Plan

         Proposal 4:  Use of Mixed Oxide Fuel in Nuclear Reactors

         Proposal 5:  Limits on Outside Board Positions for Directors

The Board of Directors

Beneficial Ownership

Information on the Board  of Directors

Report of the Compensation Committee

Performance Graphs

Compensation

         Summary Compensation Table

         Long-Term Incentive Plan - Awards in 1999

         Option Grants in 1999

         Option Exercises and Year-End Values

         Employment Contracts and Termination of
         Employment and Change-in-Control Arrangements

         Retirement Plan Information

Other Information

                                 COMMONLY ASKED
                              QUESTIONS AND ANSWERS
                            ABOUT THE ANNUAL MEETING

Q: WHAT AM I VOTING ON?

A: o Election of five directors: the nominees are Robert J. Brown, William T. Esrey, George Dean Johnson, Jr., James G. Martin and Richard B. Priory;
   o Ratification of Deloitte & Touche LLP as Duke Energy's independent auditors for 2000;
   o  Approval of the Duke Energy 2000 Policy Committee Short-Term Incentive
      Plan;
   o A shareholder proposal relating to the use of mixed oxide fuel in nuclear reactors, if properly presented at the annual meeting;
   o A shareholder proposal relating to limits on outside board positions for directors, if properly presented at the annual meeting.

Q:   WHO CAN VOTE?

A: Common shareholders of Duke Energy as of the close of business on the record date, February 29, 2000, can vote at the annual meeting, either in person or by proxy. Each share of Duke Energy Common Stock gets one vote.

Q:   HOW DO I VOTE?

A: Sign and date each proxy card that you receive and return it in the prepaid envelope, or vote by telephone or on the Internet. If we receive your signed proxy card (or properly transmitted telephone or Internet proxy) before the annual meeting, we will vote your shares as you direct. You can specify when submitting your proxy whether your shares should be voted for all, some or none of the nominees for director. You can also specify whether you approve, disapprove or abstain from voting on the other four proposals.

     If you use the proxy card and simply sign, date and return it without making any selections, your proxy will be voted:

        o in FAVOR of the election of the nominees for directors named in Proposal 1;
        o in FAVOR of Proposals 2 and 3; and
        o AGAINST Proposals 4 and 5.

Q:   MAY I CHANGE MY VOTE?

A:   You may change your vote at any time by:

     o casting another vote either in person at the meeting, or by one of the other methods discussed above; or
     o notifying the Corporate Secretary, in care of the Investor Relations Department, at Post Office Box 1005, Charlotte, NC 28201-1005.

Q:   CAN I VOTE MY SHARES BY TELEPHONE OR ON THE INTERNET?

A: If you hold your shares in your own name, you may vote by telephone or on the Internet, by following the instructions included on your proxy card.

     If your shares are held in "street name," you will need to contact your broker or other nominee holder to find out whether you will be able to vote by telephone or on the Internet.

Q:   WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

A: No, if you hold your shares directly in your own name, they will not be voted if you do not provide a proxy unless you vote in person at the meeting. Brokerage firms generally have the authority to vote customers' unvoted shares on certain "routine" matters. If your shares are held in the name of a brokerage firm, the brokerage firm can vote your shares for the election of directors and for Proposals 2 and 3 if you do not timely provide your proxy because these matters are considered "routine" under the applicable rules.

Q: AS A DUKE ENERGY EMPLOYEE, HOW DO I VOTE SHARES HELD IN MY ACCOUNT IN THE DUKE ENERGY RETIREMENT SAVINGS PLAN?

A. If you are a participant in the Duke Energy Retirement Savings Plan, you have the right to direct the Plan trustee in the voting of those shares of Duke Energy Common Stock that are held by the Plan and allocated to your Plan account on any issues presented at the annual meeting. Plan participant proxies will be treated confidentially.

     If you elect not to vote by proxy, shares allocated to your Plan account will be voted by the Plan trustee in the same proportion as those shares held by the Plan for which the Plan trustee has received direction from Plan participants.

Q:   WHAT CONSTITUTES A QUORUM?

A: As of the record date, February 29, 2000, 366,689,508 shares of Duke Energy Common Stock were issued and outstanding and entitled to vote at the meeting. In order to conduct the annual meeting, a majority of the shares entitled to vote must be present in person or by proxy. This is referred to as a "quorum." If you submit a properly executed proxy card or vote by telephone or on the Internet, you will be considered part of the quorum. Abstentions and broker "non-votes" will be counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Q:   WHAT VOTE IS NEEDED FOR THESE PROPOSALS TO BE ADOPTED?

A: Directors are elected by a plurality of the votes cast at the meeting. "Plurality" means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. A majority of the votes cast at the meeting is required to approve the other proposals. For the election of directors, abstentions and broker "non-votes" will not be counted. For the other proposals, abstentions and broker "non-votes" will not be counted as votes cast.

Q:   WHO CONDUCTS THE PROXY SOLICITATION AND HOW MUCH WILL IT COST?

A: Duke Energy is asking for your proxy for the annual meeting and will pay all the costs of asking for shareholder proxies. We have hired Georgeson Shareholder Communications, Inc. to help us send out the proxy materials and ask for proxies. Georgeson's fee for these services is $17,500, plus out-of-pocket expenses. We can ask for proxies through the mail or personally by telephone, telegram, fax or other means. We can use directors, officers and regular employees of Duke Energy to ask for proxies. These people do not receive additional compensation for these services. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of Duke Energy Common Stock.

Q: HOW DOES A SHAREHOLDER NOMINATE SOMEONE TO BE A DIRECTOR OF DUKE ENERGY OR BRING BUSINESS BEFORE THE ANNUAL MEETING?

A: Nominations for director may be made only by the Board of Directors or by a shareholder who has given the proper notice, as provided in the By-Laws, between 90 and 120 days prior to the first anniversary of the previous year's annual meeting. For the 2001 annual meeting, we must receive this notice on or after December 21, 2000, and on or before January 20, 2001.

     Other business may be brought before an annual meeting by a shareholder who has delivered notice (containing certain information specified in the By-Laws) within the time limits described above for delivering notice of a nomination for the election of a director. These requirements apply to any matter that a shareholder wishes to raise at an annual meeting other than through the SEC's shareholder proposal procedures. If you intend to use the SEC procedures and wish to have your proposal included in next year's proxy statement, you must deliver the proposal in writing to our Secretary by November 13, 2000.

     A copy of the full text of the By-Law advance notice provisions discussed above may be obtained by writing to the Office of the Corporate Secretary, Post Office Box 1006, Charlotte, North Carolina 28201-1006.

                           PROPOSALS TO BE VOTED UPON

PROPOSAL 1:
ELECTION OF DIRECTORS

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE.

The Board of Directors of Duke Energy consists of 13 members, divided into three classes. The three-year terms of the classes are staggered so that the term of one class expires at each annual meeting. The terms of the five Class III directors will expire at the 2000 annual meeting.

The Board of Directors has nominated the following Class III directors for re-election: Robert J. Brown, William T. Esrey, George Dean Johnson, Jr., James
G. Martin and Richard B. Priory.

If any director is unable to stand for re-election, the Board of Directors may reduce the number of directors, or designate a substitute. In that case, shares represented by proxies may be voted for a substitute director. We do not expect that any nominee will be unavailable or unable to serve.


PROPOSAL 2:
RATIFICATION OF DELOITTE & TOUCHE LLP AS DUKE ENERGY'S INDEPENDENT AUDITORS FOR 2000

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

The Board of Directors, upon recommendation of the Audit Committee, has reappointed, subject to shareholder ratification, the firm of Deloitte & Touche LLP, certified public accountants, as independent auditors to examine Duke Energy's accounts for the year 2000. If the shareholders do not ratify this appointment, the Board of Directors will consider other certified public accountants upon recommendation of the Audit Committee.

A representative of Deloitte & Touche LLP will, as in prior years, attend the annual meeting and will have the opportunity to make a statement and be available to respond to appropriate questions.


PROPOSAL 3:
APPROVAL OF THE DUKE ENERGY 2000 POLICY COMMITTEE SHORT-TERM INCENTIVE PLAN

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

The Duke Energy 2000 Policy Committee Short-Term Incentive Plan is designed to advance Duke Energy's interests by rewarding the members of the Policy Committee when corporate performance reaches certain predetermined levels. The Plan will be administered by the Compensation Committee of the Board of Directors. Awards may be granted only to members of the Policy Committee (currently numbering seven). The Policy Committee consists of senior executive officers involved in corporate strategic planning and in determining policies and management principles for the entire Duke Energy enterprise.

The full text of the Plan was filed electronically with the SEC with this proxy statement. A brief description of the material features of the Plan is presented here, but you are encouraged to read the full Plan if you need more information.

MATERIAL FEATURES OF DUKE ENERGY 2000 POLICY COMMITTEE SHORT-TERM INCENTIVE PLAN. Before the end of the first quarter of each year, the Compensation Committee will establish performance targets and corresponding target awards for each Policy Committee member for that year. The Compensation Committee may establish a performance target as a specified level of a business measure and provide that the performance target will be determined by eliminating the financial effects of specified transactions or occurrences. If the Compensation Committee intends that awards qualify as performance-based compensation under
Section 162(m) of the Internal Revenue Code (described below), the performance targets may track any of the following business measures, for Duke Energy or any of its subsidiaries or business units:

         * earnings per share
         * total shareholder return
         * stock price increase
         * return on equity
         * return on capital
         * EBIT (earnings before interest and taxes)
         * cash flow
         * EVA (economic value added)
         * SVA (shareholder value added)
         * revenues

 Achievement of the business measures listed above may be determined on a stand-alone basis or as compared to a peer group. Section 162(m) limits the deductibility of annual compensation over $1 million paid to certain employees. However, this limit does not apply to qualifying performance-based compensation. Alternatively, the Compensation Committee may establish strategic objectives, instead of business measures, as performance targets for awards that it does not intend to qualify as performance-based compensation under
 Section 162(m). Awards will be payable in cash, and the total amount of all award payments to any Policy Committee member will not exceed $4,000,000 for any given year.

Soon after the close of each year, the Compensation Committee will certify in writing the extent to which the performance targets have been achieved. If any targets have been achieved, the Compensation Committee will determine for each Policy Committee member the amount of the award that has been earned, based on a predetermined formula. The Compensation Committee may reduce the amount of any of these awards based upon its assessment of individual performance, the failure of the Policy Committee member to remain employed by Duke Energy or its subsidiaries throughout the year, or for any other reason. The Compensation Committee may allow members of the Policy Committee to defer payment of all or part of any awards.

If the shareholders approve the Plan, the Plan will replace the current Duke Energy Policy Committee Short-Term Incentive Plan, and the Plan will continue in effect until the Board of Directors terminates it. The Compensation Committee may amend or modify the Plan as it sees fit. No amendment or modification will be effective without Board of Director or shareholder approval, however, if that approval is required to comply with the requirements for performance-based compensation under Section 162(m).

2000 POLICY COMMITTEE PLAN BENEFITS. Subject to shareholder approval of the Plan, the Compensation Committee has granted the following target awards for the year 2000 under the Plan, with performance targets based on Duke Energy's earnings per share for that year:

         Name or Identity of Group                   Dollar Value ($)
         -------------------------                   ----------------

         R.B. PRIORY                                      950,000
         Chairman of the Board, President
         and Chief Executive Officer

         H.J. PADEWER                                     375,000
         Group President, Energy Services

         W.A. COLEY                                       292,500
         Group President, Duke Power

         F.J. FOWLER                                      292,500
         Group President, Energy Transmission

         R.J. OSBORNE                                     260,000
         Executive Vice President
         and Chief Financial Officer

         All eligible executive officers
         as a group (7)                                  2,690,000

The actual awards may be more or less than these target awards, depending upon differences between actual earnings per share and the earnings per share performance target.

                              SHAREHOLDER PROPOSALS

The following two proposals have been submitted by shareholders for inclusion in this proxy statement. Upon oral or written request, we will promptly furnish the names and addresses of the shareholders submitting the proposals, as well as the number of shares they held at the time the proposals were submitted, along with other contact information they have provided to us.


PROPOSAL 4:
USE OF MIXED OXIDE FUEL IN NUCLEAR REACTORS

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

Refuse Plutonium Fuel For Duke Reactors

Whereas: Duke Energy is under contract with the Department of Energy (DOE) to use plutonium fuel (MOX) in the McGuire and Catawba nuclear reactors.
Whereas: Duke shareholders are concerned about the impact of plutonium fuel on the safe, efficient and economic operation of the company for the following reasons:
1. Economic dividends from this program are small, speculative, far in the future and not worth the risks to reactor safety or company reputation.
2. Growing public and legislative opposition creates a bad public relations image for our company during a time of utility deregulation and growing competition.
3. Weapons grade plutonium has never been used in commercial nuclear reactors posing unanticipated risks. European experience with reactor grade plutonium fuel has produced inadequate information of unknown relevance to the U.S. weapons grade plutonium fuel program.
4. Uranium fuel is plentiful and inexpensive, with predictable impacts on reactor operations. Plutonium fuel introduces differences in reactor physics which increase accident risks and increases cancer deaths from serious accidents by as much as 25%.
5. Duke Energy participation in this plutonium fuel program would make the company dependent on the Department of Energy and the French government owned firm Cogema. The difficulties and red tape involved in doing business with these two government agencies make the business dynamics of this venture risky.
6. The plutonium fuel program depends on the Russian government doing a parallel program. Duke Energy should not involve itself in a program that depends on political events in Russia.
7. Use of plutonium fuel sends the message that plutonium is acceptable for use in other countries, thus increasing the risk of nuclear weapons material proliferation.
8. Plutonium fuel use would require amending the operating licenses of the nuclear reactors in a process that could be expensive, time consuming and possibly unsuccessful.
9. The Department of Energy is also planning to immobilize some of the plutonium by mixing it with nuclear waste and encasing it in glass or ceramics. The immobilization option is faster, safer, cheaper and does not promote nuclear materials proliferation. Duke shareholders should promote this better option for plutonium disposal. There is no need for Duke Energy to use the unproven weapons plutonium fuel.

THEREFORE BE IT RESOLVED THAT the shareholders of Duke Energy require the Board of Directors to establish a firm policy against the use of plutonium (MOX) fuel. We urge all shareholders to please vote FOR this resolution.

                  OPPOSING STATEMENT OF THE BOARD OF DIRECTORS

This proposal was submitted for consideration at our 1999 annual meeting and was defeated, with 92.4% voting against and 7.6% voting in favor.

With this overwhelming shareholder support and the Board of Directors' confidence that it is in the best interests of Duke Energy, we began working in 1999 with a team of companies on the Mixed Oxide (MOX) Fuel Project, a government initiative to dispose of plutonium from United States nuclear weapons that are surplus to defense needs. The project involves fabricating the plutonium into MOX fuel and using the fuel in existing commercial nuclear reactors. Using the plutonium as MOX fuel destroys much of the material and renders the remainder unattractive for re-use in nuclear weapons, while producing electricity as a useful by-product. Duke Energy is scheduled to begin using MOX fuel in the McGuire and Catawba Nuclear Stations in 2007.

In parallel with the U.S. project, Russia will also be fabricating MOX fuel and using it in Russian reactors to dispose of its surplus plutonium. The fundamental goal of the overall program is to reduce the amount of weapons-usable plutonium in Russia, where it is particularly vulnerable to theft or diversion. Since Russia has clearly indicated that it will not dispose of its surplus plutonium unless the U.S. does likewise, the U.S. project and Duke Energy's participation in it are crucial to achievement of that goal. This program has received widespread bipartisan support in the U.S., as well as international endorsement.

The government is paying Duke Energy and its subsidiary, Duke Engineering & Services, for the ongoing preparatory work. Once McGuire and Catawba begin using MOX fuel, Duke Energy will receive the fuel at a lower cost than would be incurred for the equivalent energy content of uranium fuel. Accordingly, by participating in the MOX Fuel Project, Duke Energy will realize direct economic benefits through lower nuclear fuel costs. Specific details on the price of the MOX fuel and the resulting fuel cost savings, like all nuclear fuel contract information, are sensitive and confidential.

MOX fuel use is a proven technology, the feasibility of which has been recognized by the National Academy of Sciences, among others. European reactors have been using MOX fuel safely and efficiently for decades. Before using MOX fuel at McGuire and Catawba, Duke Energy is required to demonstrate to the satisfaction of the U.S. Nuclear Regulatory Commission that using the fuel poses no undue risk to the health and safety of the public.

In summary, MOX fuel is a technology that has been proven through many years of French, German, Belgian and Swiss experience in reactors very similar to McGuire and Catawba. Participation in the MOX Fuel Project does not impose undue financial risk on Duke Energy, and will enable Duke Energy to save money on long-term nuclear fuel costs. In addition, the project supports a key U.S. government nonproliferation initiative, and thereby holds the potential of making the world safer and more secure.

The shareholder proposal seeks to prevent Duke Energy from pursuing these benefits and achieving these important goals. The Board of Directors therefore recommends a vote AGAINST this shareholder proposal.

PROPOSAL 5:
LIMITS ON OUTSIDE BOARD POSITIONS FOR DIRECTORS

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

Improve Operations of Duke Energy Board

It is noted that nominees for the Board are almost exclusively "professional" directors of one category or another (educational, professional, and religious affiliations inclusive). Furthermore, Board members normally serve actively as full-time executives of Duke Energy or other entities. A key purpose of the Board is to provide management guidance and a degree of independent oversight of company operations. While there is clearly a connection between "experience" and "bringing something" to service on the Board, there is also a concern with "overload" regarding Board members. Overload is possible for busy people, running companies, and serving on the boards of 5 or 6 or more organizations or entities. For example, for the Class II Directors (Expire 2002), Mr. William Coley works full-time for Duke and serves on the boards of 9 other organizations or entities. Mr. Leo Linbeck heads his own company full-time and is on the board of effectively 34 other companies. This raises serious questions concerning whether or not these individuals are "stretching it," or being overextended, from the standpoint of being able to give adequate attention and oversight to Duke Energy business and management decisions and actions, including important nuclear and environmental regulatory matters. For these reasons it is proposed that shareholders ask that the Directors, as a matter of company policy, with only rare and fully justified exception, limit future Board nominations to those persons meeting other, existing, requirements but serving on no more than 4 other boards of other companies, organizations, or entities.

                  OPPOSING STATEMENT OF THE BOARD OF DIRECTORS

The Board of Directors recognizes that each person serving as a director must devote the time and attention necessary to fulfill the obligations of a director. In evaluating this proposal, however, the Board of Directors believes that it is important for shareholders not to be misled. First, the references to the board memberships of William Coley and Leo Linbeck are as of March 1999. Please refer to the current information on board membership included under "Board of Directors" in this proxy statement. Second, Messrs. Coley and Linbeck attended ALL regular meetings of the Board of Directors since the merger with PanEnergy Corp in June 1997 and missed only one special meeting during this entire period. Finally, what is being proposed goes far beyond corporate governance guidelines that have been adopted by some corporations which limit memberships on boards of non-affiliated for-profit companies. The job responsibilities of many executives, including Mr. Coley, for example, require an active role in community affairs, and those executives are often encouraged to serve on the boards of various nonprofit organizations. This proposal, if adopted, would restrict membership by directors of Duke Energy on boards of ANY philanthropic, community, religious, educational, professional or cultural organization-regardless of time demands-as well as membership on the boards of Duke Energy's subsidiaries and affiliated companies.

In formulating and reviewing corporate governance guidelines during the past two years, the Corporate Governance Committee specifically considered limiting other board memberships of directors. In its deliberations, the Committee recognized that, while service on boards of other public companies often broadens and deepens the knowledge and experience of directors, service on too many boards can interfere with an individual's ability to perform his or her responsibilities. The Committee, however, decided not to endorse a specific limitation on the number of directorships an individual may hold, for a number of reasons. Over the years, multiple board memberships have not impaired the effectiveness of any member of the Board of Directors of Duke Energy. Moreover, time demands from board to board and capacities of individual directors vary, and imposing hard and fast rules seemed inappropriate. Instead, the Committee decided to ensure through periodic assessments that other existing and planned future commitments of each current director did not materially interfere with his or her service, and to see to it that future nominees were willing to make the necessary personal dedication of time and energy. The Committee also took into account in arriving at its decision that recent surveys indicate that imposing limitations on board memberships was a diminishing concern in setting governance standards-the surveys show that approximately 97% of corporate boards had no limit on the number of boards directors may serve on.

The Board of Directors believes that adoption of this shareholder proposal is not in the best interests of Duke Energy and its shareholders and recommends against its adoption.

                             THE BOARD OF DIRECTORS

Nominees for election at the annual meeting are marked with an asterisk (*).

(PHOTO)         G. ALEX BERNHARDT, SR.
                Director since 1991
                Chairman and CEO, Bernhardt Furniture Company, furniture manufacturer
                Age 56

                Mr. Bernhardt has been associated with Bernhardt Furniture Company of Lenoir, North Carolina, since 1965. He was named President and a director in 1976 and became Chairman and CEO in 1996. Mr. Bernhardt is a director of First Union Corporation. He is a Class II director with a term expiring in 2002.


(PHOTO)         ROBERT J. BROWN *
                Director since 1994
                Chairman and CEO, B&C Associates, Inc.,
                marketing research and public relations firm
                Age 65

                Mr. Brown founded B&C Associates, Inc., High Point, North Carolina, in 1960, served as its President from 1960 until 1968 and has been its Chairman and CEO since 1973. He is a director of First Union Corporation, Sonoco Products Company and AutoNation, Inc.


(PHOTO)         WILLIAM A. COLEY
                Director since 1990
                Group President, Duke Power, electric operations of Duke Energy Age 56

                Mr. Coley joined Duke Energy in 1966. He was named President of Duke Energy's Associated Enterprises Group in 1994 and was appointed to his present position in June 1997. He is a director of CT Communications, Carolina Pad and Paper Company and SouthTrust Corporation. Mr. Coley is a Class II director with a term expiring in 2002.

(PHOTO)      WILLIAM T. ESREY *
             Director since 1985
             Chairman and CEO, Sprint Corporation,
             a diversified telecommunications holding company
             Age 60

             Mr. Esrey has served as Chairman of Sprint
             Corporation since 1990 and as its CEO since 1985. He was President of Sprint Corporation from 1985 to 1996. Mr. Esrey is a director of Sprint Corporation, General Mills, Inc., Exxon Mobil Corporation and EarthLink Network, Inc. and had been a director of PanEnergy Corp since 1985.


(PHOTO)      ANN MAYNARD GRAY
             Director since 1994
             Former Vice President, ABC, Inc. and Former President, Diversified Publishing Group of ABC, Inc., television, radio and publishing Age 54

             Ms. Gray was President, Diversified Publishing Group of ABC, Inc. from 1991 until 1997, and was a Corporate Vice President of ABC, Inc. and its predecessors from 1979 to 1998. She had been a director of PanEnergy Corp since 1994. Ms. Gray is a Class I director with a term expiring in 2001.


(PHOTO)      DENNIS R. HENDRIX
             Director since 1990
             Retired Chairman of the Board, PanEnergy Corp
             Age 60

             Mr. Hendrix was Chairman of the Board of PanEnergy Corp from 1990 to 1997; CEO from 1990 to 1995; and President from 1990 to 1993. He served as a director of Texas Eastern Transmission Corporation from 1990 to 1997 and as President and CEO from 1990 to 1994. Mr. Hendrix is a director of Allied Waste Industries, Inc., National Power, PLC and Newfield Exploration Company. He is a Class I director with a term expiring in 2001.

(PHOTO)    HAROLD S. HOOK
           Director since 1978
           Consultant, Retired Chairman and CEO, American General Corporation, diversified financial services
           Age 68

           Mr. Hook retired from American General Corporation in 1997 after more than 18 years as Chairman and CEO. He serves as a director of Chase Manhattan Corporation, The Chase Manhattan Bank and Sprint Corporation and had been a director of PanEnergy Corp since 1978. Mr. Hook is a Class I director with a term expiring in 2001.


(PHOTO)    GEORGE DEAN JOHNSON, JR. *
           Director since 1986
           President and CEO, Extended Stay America, development, ownership and management of extended-stay lodging facilities
           Age 57

           Mr. Johnson served as President of the Domestic
           Consumer Division of Blockbuster Entertainment
           Corporation from 1993 until 1995. He was a co-founder of Extended Stay America and has served as its President and CEO since 1995. Mr. Johnson is a director of Extended Stay America, Boca Resorts,
           Inc., and AutoNation, Inc.


(PHOTO)    MAX LENNON
           Director since 1988
           President, Mars Hill College, Mars Hill, NC
           Age 59

           Dr. Lennon assumed his present position in 1996, after serving as President of Eastern Foods, Inc. from 1994 through 1995. He was previously involved in higher education from 1966 to 1994, his last tenure being at Clemson University where he served as President for eight years. Dr. Lennon is a director of Delta Woodside Industries, Inc. He is a Class II director with a term expiring in 2002.

(PHOTO)       LEO E. LINBECK, JR.
              Director since 1986
              Chairman, President and CEO, Linbeck Corporation, holding company of four construction-related firms
              Age 65

              Mr. Linbeck assumed his present position in 1990 after serving as Chairman, President and CEO of Linbeck Construction Corporation from 1975 to 1990. He served as a director of PanEnergy Corp from 1986. Mr. Linbeck is a Class II director with a term expiring in 2002.


(PHOTO)       JAMES G. MARTIN, PH.D. *
              Director since 1994
              Vice President, Research, Carolinas HealthCare System
              Age 64

              Dr. Martin was named to his present position in 1995. He served as Governor of the State of North Carolina from 1985 to 1993 and was a member of the United States House of Representatives, representing the Ninth District of North Carolina, from 1973 to 1984. Dr. Martin is a director of Palomar Medical Technologies, Inc., Applied Analytical Industries, Inc. and Family Dollar Stores, Inc.

(PHOTO)       RICHARD B. PRIORY *
              Director since 1990
              Chairman of the Board, President and CEO, Duke Energy Corporation Age 53

              Mr. Priory became Chairman of the Board and CEO in June 1997 upon the merger of Duke Energy and PanEnergy Corp, and became President in November 1998. He had served as President and Chief Operating Officer of Duke Energy from 1994 until June 1997. He is a director of Dana Corporation and US Airways Group, Inc. and serves on the boards of the Edison Electric Institute and the Institute of Nuclear Power Operations. Mr. Priory is also a member of the National Academy of Engineering.

(PHOTO)                    RUSSELL M. ROBINSON, II
                           Director since 1995
                           Attorney, Robinson, Bradshaw & Hinson, P.A.
                           Age 68

                           Mr. Robinson has been engaged in the practice of law since 1956, and is the author of ROBINSON ON NORTH CAROLINA CORPORATION LAW. He is a director of Caraustar Industries, Inc. and Cadmus Communications Corporation and is a trustee of The Duke Endowment. He also serves as a member of the American Law Institute and a Fellow of the American Bar Foundation. Mr. Robinson is a Class I director with a term expiring in 2001.

                              BENEFICIAL OWNERSHIP

This table indicates how much Duke Energy Common Stock was beneficially owned by the directors, the executive officers listed under "Summary Compensation Table" in "Compensation" below ("Named Executive Officers") and by all directors and executive officers as a group as of December 31, 1999.

         o The shares listed as "Beneficially Owned" include shares held in our employee benefit plans and in trust for the directors under their compensation plan.

         o The shares listed as "May Be Acquired" are all shares of Duke Energy Common Stock that can be acquired upon the exercise of stock options granted under the Duke Energy 1998 Long-Term Incentive Plan.

         o Beneficial ownership of directors and executive officers as a group, not including shares held by the trusts referred to in footnote 2 to the table, represents beneficial ownership of less than 1% of the outstanding shares of Duke Energy Common Stock.

                                                                       SHARES OF COMMON SHARES
                                                                       -----------------------


                                                                                   TOTAL
NAME OR IDENTITY OF GROUP                                BENEFICIALLY           BENEFICIALLY           MAY BE
                                                            OWNED                 OWNED(3)            ACQUIRED
------------------------------------------------      -------------------     -----------------     -------------
G.A. Bernhardt, Sr.                                          7,857                   7,857             3,800
R.J. Brown                                                   3,562                   3,562             3,800
W.A. Coley(1)                                               21,321                  61,321           278,500
W.T. Esrey                                                  20,572                  20,572             3,800
F.J. Fowler                                                 38,603                 132,815           332,712
A.M. Gray                                                    5,583                  13,937            12,154
D.R. Hendrix                                               236,637                 236,637             3,800
H.S. Hook                                                   18,186                  23,406             9,020
G.D. Johnson, Jr.                                           10,367                  10,367             3,800
M. Lennon                                                    7,729                   7,729             3,800
L.E. Linbeck, Jr.                                           20,519                  20,519             3,800
J.G. Martin                                                  4,229                   4,229             3,800
R.J. Osborne(1)                                              8,206                  28,206           162,000
H.J. Padewer                                                 7,794                  57,794           346,900
R.B. Priory(1)                                              13,091                 113,091           500,000
R.M. Robinson, II                                        8,910,584(2)            8,910,584(2)          3,800
Directors and executive officers as a
group (19)                                               9,334,125(2)            9,726,429(2)

(1) Also own Common Stock equivalents under the Duke Energy Executive Savings Plan in the following amounts: R.B. Priory, 25,226; W.A. Coley, 43,998; R.J. Osborne, 733.

(2) Includes 7,604,721 shares owned by The Duke Endowment and 1,302,132 shares owned by the Doris Duke Trust. Mr. Robinson, who is a trustee of each of these trusts, with shared voting and investment power, disclaims beneficial ownership of these shares.

(3) Includes shares that may be acquired within 60 days after December 31, 1999.

                             ----------------------

This table shows how many units of limited-partnership interests in TEPPCO Partners, L.P. were beneficially owned on December 31, 1999 by directors of Duke Energy, Named Executive Officers, and by directors and executive officers of Duke Energy as a group. TEPPCO Partners, L.P. is a publicly traded master limited partnership, and Texas Eastern Products Pipeline Company, an indirect wholly owned subsidiary of Duke Energy, is its general partner. As of December 31, 1999, the number of units beneficially owned by directors and executive officers of Duke Energy as a group was less than 1% of the outstanding units. None of these persons had the right to acquire units within 60 days after December 31, 1999.

                                                        Number of Units
Name or Identity of Group                            Beneficially Owned
-------------------------                            ------------------

F.J. Fowler                                                 3,100
D.R. Hendrix                                               29,000
H.S. Hook                                                   4,000
R.J. Osborne                                                1,000
Directors and executive officers as a group                38,000

                      INFORMATION ON THE BOARD OF DIRECTORS

BOARD MEETINGS AND ATTENDANCE

The Board of Directors had eight meetings during 1999. During 1999, no director attended less than 75% of the total of the board meetings and the meetings of the committees upon which he or she served, except that, due to unavoidable circumstances, William T. Esrey was only able to attend approximately 70% of such meetings.

BOARD COMMITTEES

         The Board of Directors has the six standing committees described below:

         o The AUDIT COMMITTEE recommends to the Board of Directors the engagement of Duke Energy's independent auditors, determines the scope of the auditing of the books and accounts of Duke Energy, reviews reports submitted by the auditors, examines procedures used in Duke Energy's internal audit program and makes recommendations on audit matters to the Board of Directors.

         o The COMPENSATION COMMITTEE sets the salaries and other compensation of all executive officers of Duke Energy except the Chairman of the Board. This Committee makes recommendations to the Board of Directors regarding the salary and other compensation of the Chairman of the Board for consideration and action by the Board of Directors, without the presence or participation of the Chairman of the Board. The Committee also makes recommendations to the Board of Directors on compensation for outside directors.

         o The CORPORATE GOVERNANCE COMMITTEE considers matters related to corporate governance and formulates and periodically revises principles for board governance, recommends to the Board of Directors the size and composition of the Board of Directors within the limits set forth in the Articles of Incorporation and By-Laws and recommends potential successors to the Chief Executive Officer. This Committee considers nominees for the Board of Directors recommended by shareholders.

         o The CORPORATE PERFORMANCE REVIEW COMMITTEE monitors and makes recommendations for improving Duke Energy's overall performance. It also determines whether current policies provide sufficient support for Duke Energy's emphasis on continuous improvement.

         o The FINANCE COMMITTEE reviews Duke Energy's financial and fiscal affairs and makes recommendations to the Board of Directors regarding dividend, financing and fiscal policies.

         o The MANAGEMENT COMMITTEE exercises all of the authority of the Board of Directors during the intervals between board meetings, except with respect to certain actions specified in the By-Laws.

                                          BOARD COMMITTEE MEMBERSHIP ROSTER

----------------------------- -------- ------------------- -------------- ----------------- ---------- ----------------
                                                                             CORPORATE
                                                             CORPORATE      PERFORMANCE
            NAME               AUDIT      COMPENSATION      GOVERNANCE         REVIEW        FINANCE     MANAGEMENT
============================= ======== =================== ============== ================= ========== ================
G.A. Bernhardt, Sr.                                                              X *
                                                                                               X
----------------------------- -------- ------------------- -------------- ----------------- ---------- ----------------
R.J. Brown                                                                       X
                                                                                               X
----------------------------- -------- ------------------- -------------- ----------------- ---------- ----------------
W.A. Coley                                                                                                    X
----------------------------- -------- ------------------- -------------- ----------------- ---------- ----------------
W.T. Esrey                                     X                 X
----------------------------- -------- ------------------- -------------- ----------------- ---------- ----------------
A.M. Gray                                                                        X
                                 X
----------------------------- -------- ------------------- -------------- ----------------- ---------- ----------------
D.R. Hendrix                                                     X               X
----------------------------- -------- ------------------- -------------- ----------------- ---------- ----------------
H.S. Hook                                                                        X
                                 X
----------------------------- -------- ------------------- -------------- ----------------- ---------- ----------------
G.D. Johnson, Jr.                              X
                                                                                               X *
----------------------------- -------- ------------------- -------------- ----------------- ---------- ----------------
M. Lennon                                      X
                                 X *
----------------------------- -------- ------------------- -------------- ----------------- ---------- ----------------
L.E. Linbeck, Jr.                              X *
                                 X
----------------------------- -------- ------------------- -------------- ----------------- ---------- ----------------
J.G. Martin                                    X                 X *
----------------------------- -------- ------------------- -------------- ----------------- ---------- ----------------
R.B. Priory                                                      X                                            X *
                                                                                               X
----------------------------- -------- ------------------- -------------- ----------------- ---------- ----------------
R.M. Robinson                                                    X
                                 X
----------------------------- -------- ------------------- -------------- ----------------- ---------- ----------------
Number of
meetings in 1999                 7             7                 5               6             6             23
----------------------------- -------- ------------------- -------------- ----------------- ---------- ----------------
* Chair

RESIGNATION POLICY

We have a policy stating that members of the Board of Directors are to submit their resignations when they change employment or have another significant change in their professional roles and responsibilities. The normal retirement of those individuals who were members of the Board of Directors when the policy was adopted in 1998 is not considered a change for this purpose. The Corporate Governance Committee will determine whether any such resignation will be accepted. Any resignation that is accepted will likely be effective as of the end of the term of the director tendering the resignation.

CERTAIN RELATIONSHIPS

We have had business relationships and engaged in certain transactions with affiliated parties. It is our policy to engage in transactions with related parties only on terms that are no less favorable to us than could be obtained in transactions with unrelated parties.

During 1999, certain of our subsidiaries retained the law firm of Robinson, Bradshaw & Hinson, P.A., of which Russell M. Robinson, II is a shareholder. The fees our subsidiaries paid for legal services to the law firm in 1999 represented less than 5% of the firm's gross revenues for the year.

COMPENSATION OF DIRECTORS

We pay outside directors an annual retainer of $40,000. We also pay an outside director serving as Chairman of the Audit, Compensation, Corporate Governance, Corporate Performance Review or Finance Committee an additional $4,000 per year. Outside directors also receive a fee of $1,000 for attendance at each meeting of the Board of Directors, each committee meeting and other functions requiring their presence, together with expenses of attendance.

A director may elect to receive 50% of his or her retainer and attendance fees in the form of Duke Energy Common Stock or may defer that portion by having it held in trust for the director's benefit and invested in Duke Energy Common Stock at market price. The director may elect to receive the remaining 50% of such compensation in cash or may elect to defer, until termination of his or her service on the Board of Directors, that portion in trust as shares of Duke Energy Common Stock or in an investment account that is credited with a market rate of interest.

In January and July of each year, each outside director is credited with 100 shares of Duke Energy Common Stock to be held in trust. Dividends paid on this stock will be reinvested in Duke Energy Common Stock. When a director's service on the Board of Directors terminates, he or she will receive the shares held in trust for his or her account on the basis of the distribution schedule that he or she has chosen.

In 1999, outside directors began receiving annual grants of non-qualified stock options under the Duke Energy 1998 Long-Term Incentive Plan. The first grant, for a total of 1,800 options, was made on April 1, 1999, with subsequent annual grants, each for a total of 2,000 options, to be made at the same time executive officers receive awards. The grant for year 2000 was made on December 20, 1999, consistent with the grant date for year 2000 awards to executive officers.

After ten years on the Board of Directors, eligible directors participate in the Directors' Charitable Giving Program. Under this program, Duke Energy will make, upon the director's death, donations of up to $1,000,000 to charitable organizations selected by the director. A director may request that Duke Energy make donations under this program during the director's lifetime, in which case the maximum donation will be reduced on a net present value basis. We maintain life insurance policies upon eligible directors to fund donations under the program. Eligible directors include only those who were members of the Board of Directors on February 18, 1998, and certain former directors who previously qualified for this benefit.

Directors are subject to stock ownership guidelines which, as originally adopted, required them to build and maintain holdings of Duke Energy Common Stock (or Common Stock equivalents) equal in market value to three times the annual retainer ($120,000). In October 1999, the Compensation Committee amended the guidelines to establish the target level of ownership as a fixed number of shares. The target level for outside directors under the amended guidelines is 2,000 shares. Each outside director is expected to attain this ownership level within five years from January 1, 1997, the implementation date of the guidelines, or from the beginning of his or her service on the Board of Directors, if after that date.

                      REPORT OF THE COMPENSATION COMMITTEE

THE COMMITTEE'S RESPONSIBILITIES

The Compensation Committee of the Board of Directors is composed entirely of nonemployee directors. The Compensation Committee is responsible for setting and administering policies which govern Duke Energy's executive compensation programs. The purpose of this report is to summarize the compensation philosophy and policies that the Compensation Committee applied in making executive compensation decisions in 1999.

COMPENSATION PHILOSOPHY

The Compensation Committee has approved compensation programs intended to:

         o Attract and retain talented executive officers and key employees by providing total compensation competitive with that of other executives employed by companies of similar size, complexity and lines of business;

         o Motivate executives and key employees to achieve strong financial and operational performance;

         o Emphasize performance-based compensation, which balances rewards for short-term and long-term results;

         o Reward individual performance;

         o Link the interests of executives with shareholders by providing a significant portion of total pay in the form of stock incentives and requiring shareholdings;

         o Encourage long-term commitment to Duke Energy.


STOCK OWNERSHIP GUIDELINES

To underscore the importance of linking executive and shareholder interests, the Board of Directors has adopted stock ownership guidelines for executive officers and other members of senior management. As initially adopted, the target level of ownership of Duke Energy Common Stock (or Common Stock equivalents) was established as a multiple of base salary. In October 1999, the Compensation Committee amended the guidelines to establish the target level of ownership as a fixed number of shares. The target level under the amended guidelines for the Chairman of the Board, President and Chief Executive Officer is 50,000 shares. The target level for the remaining members of the Policy Committee, including Messrs. Padewer, Coley, Fowler and Osborne, is 14,000 shares. Each employee subject to the guidelines is expected to achieve the ownership target by January 1, 2002, or within five years from the date on which the employee became subject to the guidelines, whichever is later. Common Stock beneficially held for an executive's Duke Energy Retirement Savings Plan account, Common Stock equivalents earned through non-qualified deferred compensation programs and any other beneficially owned Common Stock are included in determining compliance with the guidelines. Shares that executives have the right to acquire through the exercise of stock options are not included in the calculation of stock ownership for guideline purposes.

COMPENSATION METHODOLOGY

Each year the Compensation Committee reviews data from market surveys, proxy statements and independent consultants to assess Duke Energy's competitive position with respect to the following three components of executive compensation:

         o base salary;
         o annual incentives; and
         o long-term incentives.

The Compensation Committee also considers individual performance, level of responsibility, and skills and experience in making compensation decisions for each executive. In 1999, the Compensation Committee retained the consulting firm of Frederick W. Cook and Co. to conduct an overall review of Duke Energy's existing and proposed executive compensation programs, in addition to a review of the compensation of the Chief Executive Officer.

COMPONENTS OF COMPENSATION

         o BASE SALARY: Base salaries for executives are determined based upon job responsibilities, level of experience, individual performance, comparisons to the salaries of executives in similar positions obtained from market surveys, and competitive data obtained from consultants and staff research. The goal for the base pay component is to compensate executives at a level which approximates the median salaries of individuals in comparable positions and markets. The Compensation Committee approves all salary increases for executive officers. Base pay increases were approved, effective March 1, 1999, for certain executive officers, including Messrs. Priory, Coley, Fowler and Osborne. Mr. Padewer's base salary was set when his employment began in January 1999.

         o ANNUAL INCENTIVES: Annual cash incentives are provided to executives to promote the achievement of performance objectives of Duke Energy and the executive's particular business unit. In 1999, the Compensation Committee administered two annual incentive plans that permitted the granting of annual cash incentives. Policy Committee members, including the Named Executive Officers, earned incentive compensation under the Duke Energy Policy Committee Short-Term Incentive Plan, while executive officers not on the Policy Committee earned incentive compensation under the Duke Energy Short-Term Incentive Plan. Incentive opportunities for executives under both Plans are established as a percentage of base salary, using survey data for individuals in comparable positions and markets. Incentive amounts are intended to equal the median incentive amounts for individuals in comparable positions and markets when target performance is achieved. Incentive amounts may equal up to 150% of target when outstanding results are achieved.

         Awards under the Policy Committee Short-Term Incentive Plan were calculated based upon Duke Energy's earnings per share (EPS) results. The Compensation Committee established minimum, target and maximum performance levels prior to the beginning of 1999, and participants could receive up to 150% of their short-term incentive targets. EPS performance for 1999 resulted in payments of 111% of bonus targets to the Policy Committee members, including the Named Executive Officers.

         Awards under the Duke Energy Short-Term Incentive Plan, in which executive officers other than members of the Policy Committee participated, were determined on the basis of a combination of: (1) EPS measures, (2) earnings before interest and income taxes (EBIT) measures and, in some instances, other measures unique to individual business groups, and (3) individual objectives. EPS measures, EBIT measures (and individual business group measures, if applicable) and individual objectives determined 40%, 30% and 30%, respectively, of each executive officer's bonus.

         Annual incentive compensation for the Named Executive Officers beginning in 2000 will be awarded under the terms of the Duke Energy 2000 Policy Committee Short-Term Incentive Plan, subject to shareholder approval of the Plan at the annual meeting. Please refer to the benefits table included in Proposal 3.

       o LONG-TERM INCENTIVE COMPENSATION: The Compensation Committee has structured long-term incentive compensation to provide for an appropriate balance between rewarding performance and encouraging employee retention. Long-term incentives are granted primarily in the form of stock options. The purpose of stock options is to align compensation directly with increases in shareholder value. The number of options granted is determined by reviewing survey data to determine the annualized value of long-term incentive compensation made to other executives and management employees in comparable positions and markets (target value) and then dividing the target value by an expected present value of the option, as determined by using the Black-Scholes option pricing model. In determining the number of options to be awarded, the Compensation Committee, or, in some cases, its designee, also considers the grant recipient's qualitative and quantitative performance, the size of stock option awards in the past, and expectations of the grant recipient's future performance.

         In late 1999, as a component of year 2000 compensation, the Compensation Committee approved an award of non-qualified stock options (as described under "Option Grants in 1999" below) to members of the Policy Committee except Mr. Priory. In early 1999 and, as a component of year 2000 compensation, again in late 1999, the Compensation Committee approved the award of non-qualified stock options to executive officers who were not members of the Policy Committee. All 1999 stock option awards were granted under the Duke Energy 1998 Long-Term Incentive Plan.

         In providing long-term incentive compensation, Duke Energy also seeks to ensure the retention of key executives. Towards this objective, the Compensation Committee approved in August 1999 the award of performance shares (as described under "Long-Term Incentive Plan - Awards in 1999" below) to certain executives under the Duke Energy 1998 Long-Term Incentive Plan, including awards to Messrs. Priory, Coley, Fowler and Osborne. These awards have an accelerated vesting feature which allows one third of the performance shares to vest upon achievement of each of three predetermined target increases in total shareholder return.

         However, to encourage the recipients to remain employed with Duke Energy, these awards cannot vest prior to August 2002 by reason of such accelerated vesting. If vesting does not occur earlier, the awards, with the exception of a 75,000 performance share award to Mr. Priory, will vest in August 2006. Performance shares will be forfeited upon termination of the executive's employment to the extent not then vested.

COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE

Under Section 162(m) of the Internal Revenue Code, Duke Energy may not deduct annual compensation in excess of $1 million paid to certain employees, generally its Chief Executive Officer and its four other most highly compensated executive officers, unless that compensation qualifies as performance-based compensation. While the Compensation Committee intends to structure performance-related awards in a way that will preserve the maximum deductibility of compensation awards, the Compensation Committee may from time to time approve awards which would vest upon the passage of time or other compensation which would not result in qualification of those awards as performance-based compensation. It is not anticipated that compensation realized by any executive officer under Duke Energy plans and programs now in effect will result in a material loss of tax deductions.

Please refer to the discussion in Proposal 3 for information on the deductibility of certain compensation payable under the Duke Energy 2000 Policy Committee Short-Term Incentive Plan.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

The Compensation Committee reviews annually the compensation of the Chief Executive Officer and recommends any adjustments to the Board of Directors for approval. The Chief Executive Officer participates in the same programs and receives compensation based upon the same criteria as Duke Energy's other executive officers. However, the Chief Executive Officer's compensation reflects the greater policy- and decision-making authority that the Chief Executive Officer holds and the higher level of responsibility he has with respect to the strategic direction of Duke Energy and its financial and operating results. For 1999, the components of Mr. Priory's compensation were:

       o BASE SALARY: After considering Duke Energy's overall performance and competitive practices, the Compensation Committee recommended, and the Board of Directors approved, an 11% increase in Mr. Priory's base salary, to $900,000, effective March 1, 1999.

       o ANNUAL INCENTIVES: Annual incentive compensation for Mr. Priory is based solely upon EPS results. Based on 1999 EPS performance, Mr. Priory received a payment of $997,140, representing 111% of his target incentive opportunity.

       o LONG-TERM INCENTIVES: In August 1999, Mr. Priory received two performance share awards granted under the Duke Energy 1998 Long-Term Incentive Plan. One award, for 75,000 performance shares, permits one third of the performance shares to vest upon the achievement of each of three predetermined target increases in total shareholder return, but not prior to August 19, 2002, on this basis. Mr. Priory will forfeit any unvested portion of the award on August 19, 2006. A second award, for 50,000 performance shares, has the same accelerated vesting features. The second award will vest on August 19, 2006, to the extent not then vested or forfeited.

In July 1999, the Compensation Committee elected to schedule its annual review of Chief Executive Officer performance and compensation for February of each year, to assure thorough consideration of year-end results. Actions taken by the Board of Directors in February 2000 with respect to Mr. Priory's 2000 compensation will be reflected in the proxy statement for the 2001 annual meeting, and will include, among other things, an award to Mr. Priory of non-qualified stock options with respect to 200,000 shares.

It is the Compensation Committee's intention that, when taken together, the components of Mr. Priory's pay, including base salary, annual incentives, short-term incentive opportunity and long-term incentives, will result in compensation which approximates the 50th percentile of the market when incentive plan performance expectations are met and in compensation as high as the 75th percentile of the market when incentive plan performance expectations are exceeded.

This report has been provided by the Compensation Committee.

Leo E. Linbeck, Jr., Chairman
William T. Esrey
George Dean Johnson, Jr.
Max Lennon
James G. Martin


                               PERFORMANCE GRAPHS

Comparison of Five-Year Cumulative Total Return Among Duke Energy, S&P 500 Index, S&P Utilities Index, and Dow Jones Utilities

      [COMPARISON LINE GRAPH APPEARS HERE WITH THE FOLLOWING PLOT POINTS]

Assumes $100 invested on Dec. 31, 1994 in Duke Common Stock, S&P 500 Index, S&P Utilities Index, and DJ Utilities. Assumes reinvestment of dividends.

1995
Duke:               $130
S&P 500:            $137
S&P Utilities:      $141
DJ Utilities:       $131

1996
Duke:               $132
S&P 500:            $168
S&P Utilities:      $145
DJ Utilities:       $143

1997
Duke:               $164
S&P 500:            $224
S&P Utilities:      $179
DJ Utilities:       $174

1998
Duke:               $197
S&P 500:            $287
S&P Utilities:      $205
DJ Utilities:       $206

1999
Duke:               $161
S&P 500:            $347
S&P Utilities:      $187
DJ Utilities:       $195

Comparison of Ten-Year Cumulative Total Return Among Duke Energy,
          S&P 500 Index, S&P Utilities Index, and Dow Jones Utilities

Assumes $100 invested on Dec. 31, 1989 in Duke Common Stock, S&P 500 Index, S&P Utilities Index, and DJ Utilities. Assumes reinvestment of dividends.

      [COMPARISON LINE GRAPH APPEARS HERE WITH THE FOLLOWING PLOT POINTS]

                     1990       1991       1992      1993       1994       1995      1996      1997    1998      1999
Duke                  115        138        149       182        172        223       228       283     339       277
S&P 500 Index          97        126        135       149        151        207       253       337     433       523
S&P Utilities          97        111        119       136        125        175       180       223     255       233
DJ Utilities           95        109        113       124        105        138       150       183     216       205

                           SUMMARY COMPENSATION TABLE

                                                                            Annual Compensation
                                                        --------------------------------------------------
                                                                                                          Other Annual
Name and Principal Position                           Year           Salary ($)       Bonus ($)         Compensation ($)
---------------------------                           ----           ----------       ---------         ----------------
R.B. Priory                                          1999            895,420          997,140               109,708
Chairman of the Board, President                     1998            810,000          891,000                34,011
and Chief Executive Officer                          1997            671,933          297,339                59,652

H.J. Padewer(1)                                      1999            400,008          311,814                 7,921
Group President
Energy Services

W.A. Coley                                           1999            392,616          262,330                16,353
Group President                                      1998            380,676          159,884                16,941
Duke Power                                           1997            387,392          190,407                14,302

F.J. Fowler(2)                                       1999            385,830          257,796                32,495
Group President                                      1998            360,000          237,600                 2,131
Energy Transmission                                  1997            190,227          185,040

R.J. Osborne                                         1999            366,250          244,714                19,827
Executive Vice President                             1998            324,000          213,840                 9,987
and Chief Financial Officer                          1997            299,322           72,085                36,284
                                                                          Long-Term Compensation
                                                        ---------------------------------------------------------
                                                              Awards                                Payouts
                                                        -------------------                    ------------------
                                                      Restricted            Securities
                                                         Stock             Underlying          LTIP             All Other
Name and Principal Position               Year         Award(s) ($)       Options/SARS (#)   Payouts ($)     Compensation ($) (4)
---------------------------               ----         ------------       ----------------   -----------     ------------------
R.B. Priory                               1999                                                                    148,501
   Chairman of the Board, President       1998                               500,000                            1,034,203
   and Chief Executive Officer            1997                                                 397,013             99,165

H.J. Padewer (1)                          1999          375,938(3)           346,900                               94,112
     Group President
     Energy Services

W.A. Coley                                1999                                78,500                               58,430
    Group President                       1998                               200,000                              221,245
    Duke Power                            1997                                                 281,959             95,180

F.J. Fowler (2)                           1999                                78,500                               89,941
    Group President                       1998                               200,000                               47,056
    Energy Transmission                   1997                                                                     27,665

R.J. Osborne                              1999                                62,000                               42,751
    Executive Vice President              1998                               100,000                              168,907
   and Chief Financial Officer            1997                                                 171,774             32,516

(1) Mr. Padewer joined Duke Energy on January 1, 1999.

(2) Compensation amounts shown for Mr. Fowler for 1997 relate to the period from June 18, 1997, to December 31, 1997.

(3) Mr. Padewer's aggregate restricted stock holdings at December 31, 1999, were 7,500 shares, with a value on that date of $375,938. Dividends are paid on such shares. One fourth of the restricted stock award to Mr. Padewer (1,875 shares) vested on January 3, 2000. The remainder is to vest in three additional installments of 1,875 shares each on January 2, 2001, January 2, 2002, and January 2, 2003.

(4) All Other Compensation column includes the following for 1999:

         a. Matching contributions under the Duke Energy Retirement Savings Plan as follows: R.B. Priory, $9,600; H.J. Padewer, $7,900;W.A. Coley, $9,600; F.J. Fowler, $9,600; R.J. Osborne, $9,514.

         b. Make-whole matching contribution credits under the Duke Energy Executive Savings Plan as follows: R.B. Priory, $97,585; H.J. Padewer, $16,100; W.A. Coley, $23,550; F.J. Fowler, $27,806; R.J.
            Osborne, $25,291.

         c. Above-market interest earned on account balances in the Duke Energy Executive Savings Plan, Supplemental Account as follows: R.B. Priory, $11,587; H.J. Padewer, $0; W.A. Coley, $15,395; F.J. Fowler, $0; R.J. Osborne, $5,991.

         d. Economic value of life insurance coverage provided under life insurance plans as follows: R.B. Priory, $17,838; H.J. Padewer, $3,195; W.A. Coley, $4,918; F.J. Fowler, $3,059; R.J. Osborne,
            $1,955.

         e. The cost to Duke Energy of supplemental life insurance coverage under the Duke Energy Supplemental Insurance Plan as follows: R.B. Priory, $11,252; H.J. Padewer, $0; W.A. Coley, $4,527; F.J. Fowler, $0; R.J. Osborne, $0.

         f. The economic benefit of split-dollar life insurance coverage pursuant to the Duke Energy Estate Conservation Plan as follows:
            R.B. Priory, $639; H.J. Padewer, $0; W.A. Coley, $440; F.J. Fowler, $0; R.J. Osborne, $0.

         g. Early payment of banked time benefit earned under benefits program at PanEnergy Corp as follows: F.J. Fowler, $49,476.

         h. Supplemental relocation payments made under Duke Energy's relocation policy as follows: H.J. Padewer, $66,917.

                    LONG-TERM INCENTIVE PLAN - AWARDS IN 1999

                                  Number of Shares,                    Performance or Other Period
Name                         Units or Other Rights (#)(1)              Until Maturation or Payout
----                    ----------------------------------------  -------------------------------------
R.B. Priory                         75,000                              August 2002 - August 2006
                                    50,000                              August 2002 - August 2006

W.A. Coley                          15,000                              August 2002 - August 2006

F.J. Fowler                         30,000                              August 2002 - August 2006

R.J. Osborne                        29,000                              August 2002 - August 2006

(1) Awards are performance awards granted under the Duke Energy 1998 Long-Term Incentive Plan and are represented by units denominated in shares of Duke Energy Common Stock (performance shares). Each performance share represents the right to receive, upon vesting, one share of Duke Energy Common Stock. These awards, with the exception of a 75,000 performance share award to Mr. Priory, fully vest on the seventh anniversary of the date of the award. The awards also vest in the event of the death or disability of the recipient or a change in control of Duke Energy as specified in the Plan. The awards have an accelerated vesting feature allowing one third to vest upon achievement of an increase in total shareholder return averaging 50% or more for twenty consecutive business days; one third to vest upon achievement of an increase in total shareholder return averaging 90% or more for twenty consecutive business days; and one third to vest upon achievement of an increase in total shareholder return averaging 130% or more for twenty consecutive business days, all calculated from a base amount specified in each award and assuming dividends are reinvested. If any of such targets are achieved before the third anniversary of the date of the award, the relevant part of the award will vest on the third anniversary. Vesting under the awards is generally subject to the continued employment of the grantee with Duke Energy to the time of vesting. With respect to Mr. Priory's award of 75,000 performance shares, any unvested performance shares held by Mr. Priory on the seventh anniversary of the date of the award will be forfeited. If Mr. Priory dies or becomes disabled prior to the seventh anniversary of the date of the award, a portion of the unvested performance shares remaining at that time will vest based upon the length of his employment from the date of the award. The performance share awards also grant an equal number of dividend equivalents, which represent the right to receive cash payments equivalent to the cash dividends paid on the number of shares of Duke Energy Common Stock represented by the performance shares awarded, until the related performance shares vest or are forfeited.

                              OPTION GRANTS IN 1999

         This table shows options granted to the Named Executive Officers during 1999, along with the present value of the options on the date they were granted, calculated as described in footnote 2 in the table. Grants shown in the table with an expiration date of December 20, 2009, were awarded on December 20, 1999, and related to compensation for the year 2000. The grant shown with an expiration date of January 1, 2009, was awarded to H.J. Padewer on January 1, 1999, the effective date of his employment with Duke Energy. R.B. Priory's option grant with respect to year 2000 compensation was awarded on February 23, 2000, and, accordingly, will be reported in the proxy statement for the 2001 annual meeting.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                       Grant Date
                                                        Individual Grants                                 Value
                                 ---------------------------------------------------------------          -----
                                Number
                                of Shares             % of Total          Exercise
                                Underlying          Options/SARS           or Base                       Grant Date
                              Options/SARS            Granted to           Price      Expiration          Present
Name                            Granted(1)(#)          Employees          ($/Sh)         Date             Value(2)($)
----                            ------------           ---------           ------     ----------       -------------
H.J. Padewer                     250,000                  3.2             64.5625      01/01/2009        2,760,000
                                  96,900                  1.2             49.7500      12/20/2009          996,500
W.A. Coley                        78,500                  1.0             49.7500      12/20/2009          807,200
F.J. Fowler                       78,500                  1.0             49.7500      12/20/2009          807,200
R.J. Osborne                      62,000                  0.8             49.7500      12/20/2009          637,600

(1) Duke Energy has not granted any SARs to the Named Executive Officers or any other persons.
(2) Based on the Black-Scholes option valuation model. The following table lists key input variables used in valuing the options:
                                            250,000 Share Option
         Input Variable                     Grant to H.J. Padewer               All Other Option Grants
         --------------                     ---------------------               -----------------------
     Risk-free Interest Rate                     5.13%                                  6.37%
     Dividend Yield                              3.84%                                  3.95%
     Stock Price Volatility                      17.54%                                18.91%
     Option Term                                10 years                              10 years

With respect to Mr. Padewer's 250,000 share option grant, the volatility variable reflected weekly historical stock price trading data with respect to Duke Energy Common Stock from June 18, 1997 (the effective date of the merger with PanEnergy Corp) through December 31, 1998. With respect to all other option grants listed in the table, the volatility variable reflected historical monthly stock price trading data from June 18, 1997 through December 31, 1999. An adjustment was made with respect to each valuation for risk of forfeiture during the vesting period. The actual value, if any, that a grantee may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized will be at or near the value estimated based upon the Black-Scholes model.

                      OPTION EXERCISES AND YEAR-END VALUES

This table shows aggregate exercises of options during 1999 by the Named Executive Officers, and the aggregate year-end value of the unexercised options held by them. The value assigned to each unexercised "in-the-money" stock option is based on the positive spread between the exercise price of the stock option and the fair market value of Duke Energy Common Stock on December 31, 1999, which was $50.16. The fair market value is the average of the high and low prices of a share of Duke Energy Common Stock on that date as reported on the New York Stock Exchange Composite Transactions Tape. The ultimate value of a stock option will depend on the market value of the underlying shares on a future date.

                            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                  AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                      Number of Securities
                                                                           Underlying            Value of Unexercised
                                                                           Unexercised              In-the-Money
                                                                         Options/SARS at          Options/SARS at
                                                                           FY-End * (#)                FY-End ($)
                                                                           ------------                ----------
                               Shares
                            Acquired on                                Exercisable/                  Exercisable/
         Name              Exercise (#)     Value Realized ($)         Unexercisable                Unexercisable
         ----              ------------     ------------------         -------------                -------------
       R.B. Priory              --                --                   100,000/400,000                    0/0
       H.J. Padewer             --                --                         0/346,900                 0/39,729
       W.A. Coley               --                --                    40,000/238,500                 0/32,185
       F.J. Fowler           3,574           145,859                    90,730/241,982             1,276,690/53,063
       R.J. Osborne             --                --                    20,000/142,000                 0/25,420

* Duke Energy has not granted any SARs to the Named Executive Officers or any other persons.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

Duke Energy entered into arrangements with Messrs. Coley, Fowler and Osborne which became effective on August 18, 1999, and with Mr. Priory which became effective on August 19, 1999 (the "Effective Time"), upon expiration of employment agreements with each of these executives. The arrangements consist of severance agreements and change-in-control agreements. The severance agreements and change-in-control agreements remain in effect for a two-year period from the Effective Time or for such longer period as may be mutually agreed upon by the parties (the "Employment Period"). The principal terms and conditions of the severance agreements and change-in-control agreements are described below.

The severance agreements for Messrs. Priory, Coley, Fowler and Osborne provide for severance payments and benefits to the executive in the event of termination of employment other than upon death or disability or for "cause" (as defined in the severance agreements) by Duke Energy as follows: (1) a lump-sum payment equal to two times the sum of the executive's then-current base salary and target bonus, plus a pro rata amount of the executive's target bonus for the year in which the termination occurs; (2) a lump sum payment equal to the present value of the amount Duke Energy would have contributed or credited to the executive's pension and savings accounts during the two years following the termination date; (3) continued medical, dental and basic life insurance coverage for a two-year period following the termination date or retiree medical benefits, if the executive would have become eligible for such benefits within two years following the termination date, from the date of eligibility;

and (4) continued vesting of long-term incentive awards, including stock options or restricted stock but excluding performance share awards (as described under "Long-Term Incentive Plan - Awards in 1999" above), held but not vested or exercisable on the termination date, in accordance with their terms for two years following the termination date, with any options or similar rights thereafter remaining exercisable for 90 days, if their term has not expired. If Messrs. Priory, Coley, Fowler and Osborne receive a payment under their severance agreements, no payment will be made under the performance share award. The severance agreements contain restrictive covenants which prohibit Messrs. Priory, Coley, Fowler and Osborne from competing with Duke Energy or soliciting Duke Energy's employees or customers for one year following termination, and from disclosing certain confidential information.

The change-in-control agreements for Messrs. Priory, Coley, Fowler and Osborne provide for payments and benefits to the executive in the event of termination of employment for "good reason" by the executive or other than for "cause" by Duke Energy within a two-year period following a "change-in-control" (each such term as defined in the change-in-control agreements) as follows: (1) a lump-sum payment equal to the sum of the executive's then-current base salary and target bonus, for each year of the three-year period after termination, including a pro rata amount for any partial years in such period, plus a pro rata amount of the executive's target bonus for the year in which the termination occurs; (2) a lump sum payment equal to the present value of the amount Duke Energy would have contributed or credited to the executive's pension and savings accounts during the three years following the termination date; (3) continued medical, dental and basic life insurance coverage for a three-year period following the termination, or retiree medical benefits, if the executive would have become eligible for such benefits within two years following the termination date, from the date of eligibility; and (4) continued vesting of long-term incentive awards, including stock options or restricted stock but excluding performance share awards (as described under "Long-Term Incentive Plan - Awards in 1999" above), held but not vested or exercisable on the termination date, in accordance with their terms for three years following the termination date, with any options or similar rights thereafter remaining exercisable for 90 days, if their term has not expired. If Messrs. Priory, Coley, Fowler and Osborne become eligible for normal retirement at age sixty-five within the three-year period following termination, the three-year period mentioned above will be reduced to the period from the termination date to the eligible executive's normal retirement date. In the event that any of the payments or benefits provided for in the change-in-control agreement would constitute a "parachute payment" (as defined in section 280G(b)(2) of the Internal Revenue Code), Messrs. Priory, Coley, Fowler and Osborne are entitled to receive an additional payment such that, after the payment of all income and excise taxes, they will be in the same after-tax position as if no excise tax under section 4999 of the Internal Revenue Code had been imposed.

Duke Energy entered into an employment agreement with Mr. Padewer, dated January 3, 1999, in connection with his employment as Group President, Energy Services, and a member of the Policy Committee. The term of the employment agreement extended through December 31, 2001, unless earlier terminated. The agreement established an initial annual base salary of $400,000 and an initial target bonus of 70% of annual base salary payable when certain goals were met, with a maximum bonus of 105% of annual base salary. The agreement also provided for an award of 250,000 stock options on January 1, 1999, to vest at a rate of 62,500 options on each of the first four anniversaries of the date of the award. The agreement further provided for the award of 7,500 shares of restricted stock on January 1, 1999, to vest at the rate of 1,875 shares each on January 1, 2000, January 1, 2001, January 1, 2002, and January 1, 2003. It was also agreed that Mr. Padewer would be eligible to participate in the executive benefits plans that are available to other members of the Policy Committee and that Duke

Energy would contribute $315,000 to Mr. Padewer's opening balance in the Duke Energy Executive Cash Balance Retirement Plan vesting on the third anniversary of Mr. Padewer's employment or upon disability, death, or termination of employment for reasons other than for cause if any of such events occurred before the third anniversary of his employment. In the event of termination due to death, disability, or by Duke Energy for reasons other than for cause during the term of his employment under the agreement, termination payments in an amount equal to 200% of the total of Mr. Padewer's annual base salary and target bonus in effect at the time of such termination would be made to Mr. Padewer. Mr. Padewer's employment agreement also contained a confidentiality provision.

Mr. Padewer's employment agreement, with the exception of certain terms, was replaced with severance and change-in-control agreements similar to those described above for Messrs. Priory, Coley, Fowler and Osborne, effective January 1, 2000.


                           RETIREMENT PLAN INFORMATION

From January 1, 1999, executive officers and other eligible employees of Duke Energy participated in either of two noncontributory, qualified, defined benefit retirement plans: the Retirement Cash Balance Plan and the Retirement Income Plan. The Retirement Income Plan ceased admitting new participants after December 31, 1998, and merged into the Duke Energy Retirement Cash Balance Plan on April 30, 1999. In addition, selected managers are eligible to participate in the Duke Energy Executive Cash Balance Plan, which is a noncontributory, nonqualified, defined benefit retirement plan. A portion of the benefits earned in the Executive Cash Balance Plan is attributable to compensation in excess of the Internal Revenue Service annual compensation limit ($160,000 for 1999) and deferred compensation, as well as reductions caused by maximum benefit limitations that apply to qualified plans from the benefits that would otherwise be provided under the Retirement Cash Balance Plan and the Retirement Income Plan. Effective January 1, 1999, the Retirement Benefit Equalization Plan was established to restore benefit reductions caused by the maximum benefit limitations that apply to qualified plans from benefits that would otherwise be provided under the Retirement Cash Balance Plan and the Retirement Income Plan for eligible employees of Duke Energy who do not participate in the Executive Cash Balance Plan. Benefits under the Retirement Cash Balance Plan, the Retirement Income Plan, the Executive Cash Balance Plan and the Retirement Benefit Equalization Plan are based on eligible pay, generally consisting of base pay, short-term incentives and lump-sum merit increases. The Retirement Cash Balance Plan, the Retirement Income Plan and the Retirement Benefit Equalization Plan exclude deferred compensation, other than deferrals pursuant to Sections 401(k) and 125 of the Internal Revenue Code.

Under a benefit accrual formula that applies in determining benefits under the Retirement Cash Balance Plan on and after January 1, 1997, and under the Retirement Income Plan on and after January 1, 1999, but before May 1, 1999, an eligible employee's plan account receives a pay credit at the end of each month in which the employee remains eligible and receives eligible pay for services. The monthly pay credit is equal to a percentage of the employee's monthly eligible pay. For most eligible employees, the percentage depends on age and completed years of service at the beginning of the year, as shown below:

                                                MONTHLY PAY CREDIT
             AGE AND SERVICE                        PERCENTAGE

               34 or less                               4%
               35 to 49                                 5%
               50 to 64                                 6%
               65 or more                               7%

In addition, the employee receives an additional 4% for any portion of eligible pay above the Social Security taxable wage base ($72,600 for 1999). However, for certain eligible employees, the total percentage is a flat 3% of eligible pay. Employee accounts also receive monthly interest credits on their balances. The rate of the interest credit is adjusted quarterly and equals the yield on 30-year U.S. Treasury Bonds during the third week of the last month of the previous quarter, subject to a minimum rate of 4% per year and a maximum rate of 9% per year.

Prior to application of the new benefit accrual formula, benefits for eligible employees were determined under other formulas. To transition from a prior formula to the new formula, an eligible employee's accrued benefit earned under the prior formula is preserved as a minimum, and the employee's account under the new benefit accrual formula receives an opening balance derived from a variety of factors.

Assuming that the Named Executive Officers continue in their present positions at their present salaries until retirement at age 65, their estimated annual pensions in a single life annuity form under the applicable plans attributable to such salaries would be: R.B. Priory, $821,147; H.J. Padewer, $138,646; W.A. Coley, $381,825; F.J. Fowler, $286,828; R.J. Osborne, $337,285. These estimates are calculated assuming interest credits at an annual rate of 7% and using a future Social Security taxable wage base equal to $72,600.

                                OTHER INFORMATION

DISCRETIONARY VOTING AUTHORITY

At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the meeting. If any other matters are properly presented at the annual meeting for consideration, the persons named as proxies will have discretion to vote on those matters according to their best judgment.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on information furnished to us and contained in reports filed with the SEC, as well as any written representations that no other reports were required, we believe that during 1999 all SEC filings of our directors and executive officers complied with the requirements of Section 16 of the Securities Exchange Act, except that Sandra P. Meyer, who became an executive officer of Duke Energy in September 1999, failed to timely report a sale of Duke Energy Common Stock through our dividend reinvestment plan in November 1999.

ONLINE ACCESS TO ANNUAL REPORTS AND PROXY STATEMENTS

Save Duke Energy future postage and printing expense by consenting to view future annual reports and proxy statements online on the Internet.

Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Those shareholders will be given the opportunity to consent to future Internet delivery when they vote their proxy. For some shareholders, this option is only available if you vote on the Internet.

If you are not given an opportunity to consent to Internet delivery when you vote your proxy, contact the bank, broker or other holder of record through which you hold your shares and inquire about the availability of such an option for you.

If you consent, your account will be so noted and, when Duke Energy's annual report for 2000 and proxy statement for the 2001 annual meeting become available, you will be notified on how to access them on the Internet. Shareholders of record may indicate their consent on this year's proxy card, and will receive a paper proxy card for next year's annual meeting in the mail.

If you elect to receive your Duke Energy materials via the Internet, you can still request paper copies by contacting Investor Relations at (800) 488-3853 or by e-mail at InvestDUK@duke-energy.com.

                                                                       EXHIBIT A

                             DUKE ENERGY CORPORATION
                              2000 POLICY COMMITTEE
                            SHORT-TERM INCENTIVE PLAN

                                    ARTICLE I

                                     General

         SECTION 1.1 PURPOSE. The purpose of the Duke Energy Corporation 2000 Policy Committee Short-Term Incentive Plan, (the "Plan") is to benefit and advance the interests of Duke Energy Corporation, a North Carolina corporation (the "Corporation"), by rewarding selected senior executives of the Corporation and its subsidiaries for their contributions to the Corporation's financial success and thereby motivate them to continue to make such contributions in the future by granting annual performance-based awards (individually, "Award").

         SECTION 1.2 ADMINISTRATION OF THE PLAN. The Plan shall be administered by a committee ("Committee") which shall adopt such rules as it may deem appropriate in order to carry out the purpose of the Plan. The Committee shall be the Compensation Committee of the Corporation's Board of Directors ("Board") (or such subcommittee as may be appointed by the Board) except that (i) the number of directors on the Committee shall not be less than two (2) and (ii) each member of the Committee shall be an "outside director" within the meaning of Section 162(m)(4) of the Internal Revenue Code of 1986, as amended (the "Code"). All questions of interpretation, administration, and application of the Plan shall be determined by a majority of the members of the Committee then in office, except that the Committee may authorize any one or more of its members, or any officer of the Corporation, to execute and deliver documents on behalf of the Committee. The determination of such majority shall be final and binding in all matters relating to the Plan. The Committee shall have authority to determine the terms and conditions of the Awards granted to eligible persons specified in Section 1.3 below ("Participants").

         SECTION 1.3 ELIGIBLE PERSONS. Awards may be granted only to employees of the Corporation or one of its subsidiaries who serve on the Policy Committee of the Corporation. An individual shall not be deemed an employee for purposes of the Plan unless such individual receives compensation from either the Corporation or one of its subsidiaries for services performed as an employee of the Corporation or any of its subsidiaries.

                                   ARTICLE II

                                     Awards

         SECTION 2.1 AWARDS. The Committee may grant Awards to eligible employees with respect to each fiscal year of the Corporation, subject to the terms and conditions set forth in the Plan.

         SECTION 2.2 TERMS OF AWARDS. No later than 90 days after the commencement of each fiscal year of the Corporation, the Committee shall establish (i) performance targets ("Performance Targets") for the Corporation for such fiscal year ("Performance Periods") and (ii) target awards ("Target Awards") that correspond to the Performance Targets, for each eligible employee to whom an Award for the Performance Period is granted ("Participant"). The Committee may establish Performance Targets for Awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code in terms of specified levels of any of the following business measures, which may be applied with respect to the Corporation, or any of its subsidiaries or business units, and which may be measured on an absolute or relative to peer-group basis: (i) earnings per share, (ii) total shareholder return, (iii) stock price increase, (iv) return on equity, (v) return on capital, (vi) EBIT (earnings before interest and taxes), (vii) cash flow, (viii) EVA (economic value added), (ix) SVA (shareholder value added), and (x) revenues. Alternatively, the Committee may establish Performance Targets in terms of such strategic objectives as it may from time to time specify for Awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Code.

         SECTION 2.3 LIMITATION ON AWARDS. The aggregate amount of all Awards to any Participant for any Performance Period shall not exceed Four Million Dollars ($4,000,000.00).

         SECTION 2.4 DETERMINATION OF AWARD. The Committee shall, promptly after the date on which the necessary financial or other information for a particular Performance Period becomes available, certify in writing whether any Performance Target has been achieved, and, if so, the highest Performance Target that has been achieved, all in the manner required by Section 162(m) of the Code. If any Performance Target has been achieved, the Awards, determined for each Participant with reference to the Target Award that corresponds to the highest Performance Target achieved, for such Performance Period shall have been earned except that the Committee may, in its sole discretion, reduce the amount of any Award to reflect the Committee's assessment of the Participant's individual performance, to reflect the failure of the Participant to remain in the continuous employ of the Corporation or its subsidiaries throughout the applicable Performance Period, or for any other reason. Such awards shall become payable in cash as promptly as practicable thereafter. Notwithstanding the foregoing, the Committee, in its sole discretion, may permit a Participant to elect to defer payment of all or any portion of the Award the Participant might earn for a Performance Period, by filing such written form as the Corporation may prescribe with the Corporation at least 15 days prior to the commencement of the Performance Period, all on such terms and conditions as the Committee may establish from time to time.

                                   ARTICLE III

                                  Miscellaneous

         SECTION 3.1 NO RIGHTS TO AWARDS OR CONTINUED EMPLOYMENT. No employee shall have any claim or right to receive Awards under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving an employee any right to be retained by the Corporation or any of its subsidiaries.

         SECTION 3.2 RESTRICTION ON TRANSFER, BENEFICIARY. Awards (or interests therein) to a Participant or amounts payable with respect to a Participant under the Plan are not subject to assignment or alienation, whether voluntary or involuntary. Notwithstanding the foregoing, a Participant may designate a beneficiary or beneficiaries to receive, in the event of the Participant's death, any amounts remaining to be paid with respect to the Participant under the Plan. The Participant shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries. To be effective, any such designation, revocation, or redesignation must be in such written form as the Corporation may prescribe and must be received by the Corporation prior to the Participant's death. If a Participant dies without effectively designating a beneficiary or if all designated beneficiaries predecease the Participant, any amounts remaining to be paid with respect to the Participant under the Plan, shall be paid to the Participant's estate.

         SECTION 3.3 TAX WITHHOLDING. The Corporation or a subsidiary thereof, as appropriate, shall have the right to deduct from all payments made under the Plan to a Participant or to a Participant's beneficiary or beneficiaries any federal, state, or local taxes required by law to be withheld with respect to such payments.

         SECTION 3.4 NO RESTRICTION ON RIGHT OF CORPORATION TO EFFECT CHANGES. The Plan shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin off, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction or event involving the Corporation or a subsidiary or division thereof or any other event or series of events, whether of a similar character or otherwise.

         SECTION 3.5 SOURCE OF PAYMENTS. The Corporation shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Corporation, such rights shall be no greater than those of an unsecured creditor.

         SECTION 3.6 TERMINATION AND AMENDMENT. The Plan shall continue in effect until terminated by the Board. The Committee may at any time amend or otherwise modify the Plan in such respects as it deems advisable; provided, however, no such amendment or modification may be effective without Board approval or Corporation shareholder approval if such approval is necessary to comply with the requirements for qualified performance-based compensation under
Section 162(m) of the Code.

         SECTION 3.7 GOVERNMENTAL REGULATIONS. The Plan, and all Awards hereunder, shall be subject to all applicable rules and regulations of governmental or other authorities.

         SECTION 3.8 HEADINGS. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

         SECTION 3.9 GOVERNING LAW. The Plan and all rights and Awards hereunder shall be construed in accordance with and governed by the laws of the state of North Carolina.

         SECTION 3.10 EFFECTIVE DATE. Upon its adoption by the Board, the Plan shall be effective as of January 1, 2000; provided, however, that no Award shall be payable under the Plan unless the shareholders of the Corporation approve the adoption of the Plan at the 2000 Annual Meeting of Shareholders. Such approval shall meet the requirements of Section 162(m) of the Code and the regulations thereunder. If such approval is obtained, the Plan shall supercede the Duke Energy Corporation Policy Committee Short-Term Incentive Plan, as approved by the shareholders at the 1998 Annual Meeting of Shareholders (the "1998 Plan"). If such approval is not obtained, then the Plan and any Award hereunder shall be void ab initio, and the 1998 Plan shall be and remain in full force and effect. At the sole discretion of the Board, in order to comply with the requirements of
Section 162(m) of the Code, the business measures set forth in Section 2.2 above that may be used for Performance Targets for Awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code shall be reapproved by the shareholders of the Corporation no later than the first meeting of such shareholders that occurs in the fifth calendar year following the calendar year in which such shareholders previously approved such business measures for such purpose.

Duke Energy will conduct its annual shareholders meeting on April 20, 2000 at 10:00 a.m. in the O.J. Miller Auditorium, located in the Energy Center at
526 South Church Street in Charlotte, North Carolina.
 ______________________________________________________________________________
+                                                                              +
+                                                                              +
+          SEE REVERSE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.         +
+                                                                              +
+______________________________________________________________________________+

The Board of Directors recommends a vote "FOR" each of the nominees
listed below, "FOR" Proposals 2 and 3 and "AGAINST" Proposals 4 and 5.                    Directors
                                                                                          Recommend
DIRECTORS

1.          Class III Directors:    01- Robert J. Brown                                   For ALL =>
                                    02- William T. Esrey
                                    03- George Dean Johnson, Jr.
                                    04- James G. Martin
                                    05- Richard B. Priory

PROPOSALS                                                                                 Directors
                                                                                          Recommend

2.          Ratification of appointment of auditors.                                      For =>

3.          Approval of the 2000 Policy Committee Short-Term Incentive Plan.              For =>

4.          Shareholder proposal relating to use of mixed oxide fuel.                     Against =>

5.          Shareholder proposal relating to limits on outside board positions.           Against =>

DETACH                                                                    DETACH
--------------------------------------------------------------------------------
   Investor Relations Department
   526 South Church Street
   PO Box 1005
   Charlotte, NC 28201-1005

   (704) 382-3853 Charlotte
   (800) 488-3853 Toll-Free               Account
   (704) 382-3814 Fax


                                          Shares as of
                                          February 29, 2000

   To vote, mark an "X" in
   the appropriate box.

1.      For ALL Nominees                  Mark this box if, in the
                                          future, you would prefer
                                          to view the annual report
        Withhold Authority                and proxy statement via
                                          the Duke Energy Website
                                          (www.duke-energy.com).

        For ALL EXCEPT the following:     You will still receive this
        (Write number(s) of               voting form by first class
        nominee(s) below)                 mail if you mark the box.


2. For  Against Abstain


3. For  Against Abstain


4. For  Against Abstain


5. For  Against Abstain



If you are voting by mail, sign here as name(s) appear(s) above.

                                      Date              ,2000

If you are voting by mail, please sign and date this proxy and return it promptly whether or not you plan to attend the meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. Each joint owner should sign. If you do attend the meeting and decide to vote by ballot, such vote will supersede this proxy.

DUKE ENERGY CORPORATION
Annual Meeting of Shareholders
April 20, 2000 at 10:00 a.m.
Energy Center - O.J. Miller Auditorium
526 South Church Street
Charlotte, NC

PROXY SOLICITED ON BEHALF OF THE BOARD
OF DIRECTORS

The undersigned hereby appoints R.B. Priory, R.J.
Osborne and R.W. Blackburn, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of Common Stock of Duke Energy Corporation of the undersigned at the annual meeting of shareholders to be held in the Energy Center, 526 South Church Street, Charlotte,
North Carolina, on April 20, 2000, and at any adjournment thereof, upon all subjects that may come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. If no directions are given, the individuals designated above will vote for the election of all director nominees, in accord with the directors' recommendations on the other subjects listed on the reverse of this card and at their discretion on any other matter that may come before the meeting.

Your vote for the election of directors may be indicated on the reverse. Nominees are Robert J.
Brown, William T. Esrey, George Dean Johnson, Jr.,
James G. Martin and Richard B. Priory.

If you are voting by mail, please sign on the reverse and return promptly in the enclosed return envelope. To vote by telephone or Internet, see instructions to the right.

--------------------------------------------------------------------------------
VOTE BY TELEPHONE OR INTERNET

q u i c k      o    e a s y    o   i m m e d i a t e

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

         VOTE BY PHONE:

         You will be asked to enter a control number located in the box in the lower right of this form.

         Option A:  To vote as the Board of Directors recommends for all nominees and on all proposals: Press 1

         Option B:  If you choose to vote on each item separately, press 0. You will hear these instructions:

                    Directors:     To vote FOR ALL nominees, press 1;
                                   To WITHHOLD FOR ALL nominees, press 9;
                                   To WITHHOLD FOR AN INDIVIDUAL nominee, Press
                                   0 and listen to the instructions.

                    Proposals:     To vote FOR, press 1;
                                   To vote AGAINST, press 9;
                                   To ABSTAIN, press 0.
                    The instructions are the same for all proposals to be voted.

         When asked, you must confirm your vote by pressing 1.

         VOTE BY INTERNET:

         The Website address is www.proxyvoting.com/dukeenergy.

         You will be asked to enter the control number located in the box in the lower right of this form. Then follow the instructions on the screen.

                                                  _____________________________________________
TO VOTE BY PHONE                                 +                                             +
Call - Toll Free - On a Touch Tone Telephone     +                                             +
1-888-457-2966 Anytime                           +                                             +
There is NO CHARGE to you for this call.         +                                             +
                                                 +_____________________________________________+

                                                  Control Number - For Telephone/Internet Voting

If you vote by phone or Internet, DO NOT mail the proxy card. Thank you for voting.